Exhibit 99.77O

FORM 10f-3

THE BLACKROCK FUNDS

Record of Securities Purchased
Under the Trust’s Rule 10f-3 Procedures

1.	Name of Purchasing Portfolio: BlackRock Global Opportunities Equity Trust

(BGO)

2.	Issuer: Citigroup Inc.

3.	Date of Purchase: 12/16/2009

4.	Underwriter from whom purchased: Citigroup Global Markets Inc.

5.	Name of Affiliated Underwriter (as defined in the Trust’s procedures) managing or participating in syndicate: PNC Capital Markets LLC

a. List Members of Underwriting Syndicate:

Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated, BNP Paribas Securities Corp., ING Financial Markets LLC, Lloyds TSB Bank Plc, Barclays Capital Inc., Brookfield Financial Corp., Commerzbank Capital Markets Corp., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., Banca IMI S.p.A., RBS Securities Inc., Raiffeisen Centrobank AG, Sandler O’Neill & Partners, L.P., Banco Bilbao Vizcaya Argentaria, S.A., Commonwealth Securities Limited, Calyon Securities (USA) Inc., Danske Bank A/S, Itau USA Securities, Inc, Jefferies & Company, Inc., Keefe, Bruyette & Woods, Inc., KeyBanc Capital Markets Inc., Macquarie Capital (USA) Inc., RBC Capital Markets Corporation, Sanford C. Bernstein & Co., LLC, Santander Investment Securities Inc., SG Americas Securities, LLC, UniCredit Capital Markets, Inc., BNY Mellon Capital Markets, LLC, The Buckingham Research Group Incorporated, Comerica Securities, Inc., Erste Group Bank AG, FBR Capital Markets & Co., Lazard Capital Markets LLC, National Bank of Greece S.A., NATIXIS, PNC Capital Markets LLC, Scotia Capital (USA) Inc., Stifel, Nicolaus & Company, Incorporated, SunTrust Robinson Humphrey, Inc., TD Securities (USA) LLC, CastleOak Securities L.P., Loop Capital Markets LLC, M. R. Beal & Company, Muriel Siebert & Co., Inc., Samuel A. Ramirez & Company, Inc., Utendahl Capital Group, LLC, The Williams Capital Group, L.P., Collins Stewart LLC, Blaylock Robert Van, LLC, Doley Securities, LLC, Guzman & Company, SL Hare Capital, Inc., Toussaint Capital Partners, LLC

6.

Aggregate principal amount purchased (out of total offering) (if an equity offering, list aggregate number of shares purchased (out of total number of shares offered)): (BGO) 1,147,800 shares out of 5,396,825,397 total shares.

7.

Aggregate principal amount purchased by funds advised by BlackRock and any purchases by other accounts with respect to which BlackRock has investment discretion (out of the total offering) (if an equity offering, list aggregate number of shares purchased (out of total number of shares offered)): 184,713,800 shares out of 5,396,825,397 total shares

8.	Purchase price (net of fees and expenses): $3.15

9.	Date offering commenced (if different from Date of Purchase):

10.	Offering price at end of first day on which any sales were made: $ 3.45

11.	Have the following conditions been satisfied:		Yes	No

a.	The securities are part of an issue registered under the Securities Act of 1933, as amended, which is being offered to the public, or are Eligible Municipal Securities, or are securities sold in an Eligible Foreign Offering or are securities sold in an Eligible Rule
		144A Offering or part of an issue of government securities.	X

b.	The securities were purchased prior to the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities (except, in the case of an Eligible Foreign Offering, for any rights to purchase required by laws to be granted to existing security holders of the Issuer) or, if
		a rights offering, the securities were purchased on or before the fourth day preceding the day on which the rights offering terminated.	X

	c.	The underwriting was a firm commitment underwriting.	X

d.	The commission, spread or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during the same period.	X

e.	In respect of any securities other than Eligible Municipal Securities, the issuer of such securities has been in continuous operation
	for not less than three years (including the operations of predecessors).	X

f.	Has the affiliated underwriter confirmed that it will not receive any direct or indirect benefit as a result of BlackRock's participation in the offering?	X

Approved by:	Tallal Malik	Date:	1/08/10